Exhibit 99.1
Ally announces up to $1.6 billion share repurchase authorization and dividend on common stock
CHARLOTTE. N.C., Jan. 12, 2021 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) today announced that, based on results of the Federal Reserve Board (FRB) stress test process in December 2020, its board of directors has authorized the company to repurchase up to $1.60 billion of the company’s common stock in 2021. The company will begin repurchasing shares in the first quarter, in accordance with the FRB's modified restrictions that limit combined repurchases and common dividends to an amount that does not exceed the average net income of the four preceding calendar quarters. Additionally, the board of directors declared a quarterly cash dividend of $0.19 per share of the company's common stock, payable on Feb. 12, 2021 to stockholders of record on Feb. 1, 2021.
“The results of the Federal Reserve’s stress test reflect the strength of Ally’s balance sheet and capital position, allowing us to resume our share repurchase program, an important component of Ally’s capital allocation framework,” said Ally Chief Executive Officer Jeffrey J. Brown. “We enter 2021 with excess capital relative to both regulatory requirements and internal targets, and are well positioned to continue delivering long-term value for our customers, communities and shareholders.”
The repurchase program enables Ally to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of management and on terms (including quantity, timing, and price) that management determines to be advisable. Actions in connection with the repurchase program will be subject to various factors, including Ally’s capital and liquidity positions, accounting and regulatory considerations (including any restrictions that may be imposed by the Federal Reserve), impacts related to the Coronavirus disease 2019 pandemic, Ally’s financial and operational performance, alternative uses of capital, the trading price of Ally’s common stock, and general market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $185.3 billion in assets as of September 30, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.
For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
Daniel.Eller@ally.com

Jillian Palash
Ally Communications (Media)
704-644-6201
Jillian.Palash@ally.com